Exhibit 4.4
FIFTH AMENDMENT TO
RECEIVABLES PURCHASE AGREEMENT

This FIFTH AMENDMENT TO RECEIVABLES PURCHASE AGREEMENT, dated as of April 26, 2024 (this “Amendment”), is made between Comenity Bank (successor to World Financial Network Bank (formerly known as World Financial Network National Bank)), a Delaware state chartered bank (“Comenity Bank”), as RPA Seller (the “RPA Seller”), and WFN Credit Company, LLC (“WFN Credit”), as Purchaser (the “Purchaser”), to the Receivables Purchase Agreement, dated as of August 1, 2001, between the RPA Seller and the Purchaser (as amended, the “Receivables Purchase Agreement”). Capitalized terms used and not otherwise defined in this Amendment are used as defined in the Receivables Purchase Agreement.

WHEREAS, the parties hereto desire to amend the Receivables Purchase Agreement in certain respects as set forth herein;

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

SECTION 1. Amendments to Receivables Purchase Agreement.

(a) Section 2.1(b) of the Receivables Purchase Agreement is hereby amended and restated in its entirety as follows:

(b) RPA Seller hereby transfers, assigns, sets over and otherwise conveys to Purchaser without recourse (except as expressly provided herein), and Purchaser purchases and/or accepts as a capital contribution, as applicable, from RPA Seller, all of RPA Seller’s right, title and interest in and to the Receivables now existing and arising from time to time in the Accounts and Related Assets with respect thereto (other than the Existing Assets), including Interchange (if any) and Merchant Discount Fees (if any) allocated to the Accounts in accordance with Section 5.1(l) from time to time; provided, however, that Principal Receivables originated after the occurrence of an Insolvency Event with respect to RPA Seller shall not be conveyed hereunder.

(b) Section 5.1 of the Receivables Purchase Agreement is hereby amended by amending and restating in its entirety subsection (l) thereof as follows:

(l) Interchange and Merchant Discount Fees.

(i) On or prior to each Determination Date, RPA Seller shall notify the Servicer of the amounts of Interchange and Merchant Discount Fees attributable to the Accounts for the related Monthly Period, which amounts shall be equal to the product of:

(A) The total amount of Interchange or Merchant Discount Fees, as applicable, paid to RPA Seller during the preceding Monthly Period; and

(B) A fraction the numerator of which is the volume during the preceding Monthly Period of sales net of cash advances with respect to all Accounts that are general purpose accounts (including any co-branded accounts with a general purpose charging feature) and the denominator of which is the amount of sales net of cash advances during such Monthly Period with respect to all such accounts owned by RPA Seller in Approved Portfolios;

or such other amount as RPA Seller may reasonably calculate or estimate as Interchange and/or Merchant Discount Fees attributable to the Accounts; provided that the amounts of Interchange and Merchant Discount Fees determined pursuant to this clause (i) shall exclude Interchange and Merchant Discount Fees with respect to Receivables reassigned to the RPA Seller pursuant to Sections 6.1 or 6.2.

(ii) On each Transfer Date, RPA Seller shall pay to the Servicer the amounts of Interchange and Merchant Discount Fees for the related Monthly Period determined pursuant to clause (i) above and such amounts shall be treated as Collections of Finance Charge Receivables for the related Monthly Period.

SECTION 2. Conditions to Effectiveness. This Amendment shall become effective upon the later of (the “Effective Date”) (i) May 1, 2024 and (ii)(A) each of the parties hereto receive counterparts of this Amendment, duly executed and delivered by each of the parties hereto and (B) each of the conditions precedent described in Section 9.1 of the Receivables Purchase Agreement are satisfied.

SECTION 3. Effect of Amendment; Ratification. (a) On and after the Effective Date, this Amendment shall be a part of the Receivables Purchase Agreement and each reference in the Receivables Purchase Agreement to “this Agreement” or “hereof,” “hereunder” or words of like import, and each reference in any other Transaction Document to the Receivables Purchase Agreement shall mean and be a reference to the Receivables Purchase Agreement as amended hereby.

(b) Except as expressly amended hereby, the Receivables Purchase Agreement shall remain in full force and effect and is hereby ratified and confirmed by the parties hereto.

2	Fifth Amendment to Receivables Purchase Agreement

SECTION 4. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAWS PROVISIONS.

SECTION 5. Section Headings.    Headings used herein are for convenience of reference only and shall not affect the meaning of this Amendment.

SECTION 6. Counterparts.    This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Amendment by signing any such counterpart. Delivery by facsimile or electronic transmission of an executed signature page of this Amendment shall be effective as delivery of an executed counterpart hereof. Each party agrees that this Amendment may be electronically signed, and that any electronic signatures appearing on this Amendment are the same as handwritten signatures for the purposes of validity, enforceability, and admissibility.

[Signature Page Follows]

3	Fifth Amendment to Receivables Purchase Agreement

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

WFN CREDIT COMPANY, LLC, as Purchaser

By: /s/ Wai Chung
Name: Wai Chung
Title: Treasurer

COMENITY BANK,
as RPA Seller

By: /s/ Tom McGuire
Name: Tom McGuire
Title: Chief Financial Officer

Fifth Amendment to Receivables Purchase Agreement